Exhibit 10.5
FORM OF
RSU AWARD AGREEMENT
Stock Settling RSU Award to Employee/Consultant
Pursuant to the 2019 Omnibus Equity Incentive Plan

Participant:
Address:

Number of RSUs:
Date of Grant:
Vesting of RSUs:	Vesting Date Vested %
Total	33⅓% 33⅓% 33⅓% 100%

Quanta Services, Inc., a Delaware corporation (the “Company”), hereby grants to Participant, pursuant to the provisions of the Quanta Services, Inc. 2019 Omnibus Equity Incentive Plan, as amended from time to time in accordance with its terms (the “Plan”), an award (this “Award”) of the number of restricted stock units (the “RSUs”) set forth on the Company’s electronic stock plan administration platform grant summary report for Participant (the “Grant Summary Report”), effective as of the “Date of Grant” set forth on the Grant Summary Report (the “Date of Grant”), upon and subject to the terms and conditions set forth in this RSU Award Agreement (this “Agreement”) and in the Plan, which are incorporated herein by reference. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan.

1.EFFECT OF THE PLAN. The RSUs awarded to Participant are subject to all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Participant, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Participant hereunder, and this Award shall be subject, without further action by the Company or Participant, to such amendment, modification, restatement or supplement unless provided otherwise therein.
2.GRANT. This Agreement shall evidence Participant’s rights with respect to the award of RSUs. Participant agrees that the RSUs shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 4 of this Agreement and the satisfaction of the Required Withholding as set forth in Section 10(a) of this Agreement.
3.VESTING SCHEDULE; SERVICE REQUIREMENT. Except as provided otherwise in Section 4 of this Agreement, a portion of the RSUs shall vest during Participant’s continued service with the Company or an Affiliate (“Continuous Service”) on each “Vesting Date” set forth on Participant’s Grant Summary Report (each, a “Vesting Date”) as follows:
(a)thirty-three and one-third percent (33 1/3%) of the RSUs will vest on the first Vesting Date;
(b)an additional thirty-three and one-third percent (33 1/3%) of the RSUs will vest on the second Vesting Date; and
(c)the remaining thirty-three and one-third percent (33 1/3%) of the RSUs will vest on the third Vesting Date.
If an installment of the vesting would result in a fractional vested RSU, such installment will be rounded to the next higher or lower RSU, except that the final installment will be for the balance of the RSUs.
4.CONDITIONS OF FORFEITURE.
(a)Subject to Section 15(g) of the Plan, upon any termination of Participant’s Continuous Service (the “Termination Date”) for any or no reason (other than due to a Qualifying Termination (as defined below)), including but not limited to Participant’s voluntary resignation, a termination by the Company with Cause or, other than during the twenty-four month period following a Change in Control, a termination by the Company without Cause, before all of the RSUs become vested, all unvested RSUs as of the Termination Date shall, without further action of any kind by the Company or Participant, be forfeited. Unvested RSUs that are forfeited shall be deemed to be immediately cancelled without any payment by the Company or action by Participant. Following such forfeiture, Participant shall have no further rights with respect to such forfeited RSUs.
(b)Notwithstanding anything to the contrary in this Agreement, the unvested RSUs shall become vested on earlier of (i) the death of Participant during Participant’s Continuous Service, (ii) the termination of Participant’s Continuous Service by the Company or its Affiliate due to Participant’s Disability or (iii) the termination of Participant’s Continuous Service by the Company or its Affiliate without Cause upon or within twenty-four (24) months following the consummation of a Change in Control (each of (i), (ii) and (iii), a “Qualifying Termination”).
(c)For purposes of this Agreement, “Cause” shall mean “Cause” (or any term of similar effect) as defined in Participant’s employment or service agreement with the Company or its Affiliate or any applicable Company (or Affiliate) severance plan or arrangement covering Participant or to which Participant is a party if any such agreement, plan or arrangement exists and contains a definition of Cause or, if no such agreement, plan or arrangement exists or such agreement, plan or arrangement does not contain a definition of Cause (or term of similar effect), then “Cause” shall have the meaning set forth in the Plan.
5.TREATMENT UPON CHANGE IN CONTROL.
(a)Upon the consummation of a Change in Control (and subject to Participant’s Continuous Service until at least immediately prior to such consummation) in which the consideration payable to the Company’s stockholders consists solely of cash, the RSUs (to the extent outstanding as of immediately prior to the consummation of such Change in Control) shall be cancelled and converted into an amount in cash, without interest, equal to the product obtained by multiplying (i) the aggregate number of RSUs subject to this Award immediately prior to the consummation of the Change in Control and (ii) the per share consideration payable in the Change in Control in respect of Common Shares (the “CIC Consideration”), with the CIC

Consideration, less applicable withholding taxes and deductions, to be paid to Participant on the same schedule as, and subject to such terms and conditions as apply to, payments of the Change in Control consideration to the Company’s stockholders generally (but in no event later than five (5) years after the consummation of the Change in Control).
(b)Upon the consummation of a Change in Control (and subject to Participant’s Continuous Service until at least immediately prior to such consummation) in which the consideration payable to the Company’s stockholders consists solely of non-cash consideration (including, for example, a Change in Control in which the consideration consists solely of equity of the buyer or successor entity (or an Affiliate thereof)), the RSUs (to the extent outstanding as of immediately prior to the consummation of such Change in Control) shall be cancelled and converted into an amount, without interest, equal to the CIC Consideration. The portion of the CIC Consideration that is payable in respect of the RSUs that are vested as of immediately prior to the Change in Control (after taking into account any vesting that occurs in connection with the Change in Control, if any), less applicable withholding taxes and deductions, shall be paid to Participant on the same schedule as, and subject to such terms and conditions as apply to, payments of such Change in Control consideration to the Company’s stockholders generally (but in no event later than five (5) years after the consummation of the Change in Control). The portion of the CIC Consideration that is payable in respect of the RSUs that are unvested as of immediately prior to the Change in Control (after taking into account any vesting that occurs in connection with the Change in Control, if any) (the “Unvested Consideration”) shall (i) be earned on the date(s) on which the underlying RSUs would otherwise have vested in accordance with the vesting terms of this Agreement as in effect immediately prior to the consummation of the Change in Control (the “Vesting Schedule”), subject to satisfaction of all applicable vesting conditions on or prior to such date(s), and (ii) be paid to Participant (less applicable withholding taxes and deductions) on or within thirty (30) days following the later of (x) the applicable date that such underlying RSUs would have become vested in accordance with the Vesting Schedule or (y) with respect to any Unvested Consideration that constitutes Contingent Consideration (as defined below), the date such amounts are payable to the Company’s stockholders generally (but in no event later than five (5) years after the consummation of the Change in Control); provided, that, notwithstanding the foregoing, with respect to any Unvested Consideration payable in respect of underlying RSUs that immediately prior to the consummation of the Change in Control constitute “deferred compensation” subject to Section 409A, payment of the Unvested Consideration shall be made on the date(s) on which the underlying RSUs would otherwise be paid to the extent required to comply with Section 409A of the Code. For purposes hereof, “Contingent Consideration” means that portion (if any) of the consideration payable in the Change in Control in respect of Common Shares that is received by the Company’s stockholders more than thirty (30) days after the Closing, including any post-closing purchase price adjustment, earn-out, holdback, escrow, or other form of deferred consideration.
6.SETTLEMENT AND DELIVERY OF COMMON SHARES. Except as set forth in Sections 5(a) and 5(b) above, settlement of RSUs shall be made on the applicable date on which such RSUs vest, or, if later, the payment date under the terms of any deferral arrangement as may be established between the Company and Participant (in each case subject to an administrative processing window of up to fifteen (15) days thereafter). Except as set forth in Sections 5(a) and 5(b) above, settlement will be made by issuance of Common Shares. Notwithstanding the foregoing, the Company shall not be obligated to issue any Common Shares if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Shares is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of Common Shares to comply with any such law, rule, regulation or agreement.

7.NON-TRANSFERABILITY. Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the RSUs, or any right or interest therein, or any right to the CIC Consideration (as applicable) by operation of law or otherwise. RSUs are (and, as applicable, Participant’s right to the CIC Consideration is) personal to Participant and are non-assignable and non-transferable other than by will or by the laws of descent and distribution in the event of death of Participant. Any transfer in violation of this Section 7 shall be void and of no force or effect.
8.DIVIDEND AND VOTING RIGHTS. Participant shall have no rights to dividends or other rights of a stockholder with respect to the RSUs unless and until such time as the Award has been settled by the issuance of Common Shares to Participant. Participant shall have the right to receive a cash dividend equivalent payment with respect to the RSUs for cash dividends payable to holders of Common Shares as of a record date designated by the Company that is within the period beginning on the Date of Grant and ending on the date the Common Shares or cash, as applicable, are issued to Participant in settlement of the RSUs (or, if earlier, the date on which a Change in Control is consummated), which dividend equivalent payment shall be payable to Participant at the same time as, and only to the same extent that, the RSUs vest and are settled in accordance with Section 6. In the event of forfeiture of RSUs, Participant shall have no further rights with respect to such RSUs or any dividend equivalents accrued with respect to such forfeited RSUs.
9.CAPITAL ADJUSTMENTS AND CORPORATE EVENTS. If, from time to time during the term of this Agreement, there is any capital adjustment affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, the unvested RSUs shall be adjusted in accordance with the provisions of Section 12(a) of the Plan.
10.TAX MATTERS.
(a)The Company’s obligation to deliver Common Shares to Participant upon the settlement of such RSUs or the Company’s obligation to make, or cause one of its Affiliates to make, any payment to Participant of the CIC Consideration (as applicable) shall be subject to the satisfaction of any and all applicable federal, state and local income and/or employment tax withholding requirements (the “Required Withholding”). At the time of issuance of Common Shares upon vesting or settlement of RSUs, the Company shall withhold from the Common Shares that otherwise would have been delivered to Participant an appropriate number of Common Shares necessary to satisfy Participant’s Required Withholding, and deliver the remaining Common Shares to Participant or, with respect to the CIC Consideration, the Company shall (or shall cause its Affiliate to) withhold from the payment of the CIC Consideration the amount necessary to satisfy Participant’s Required Withholding and make payment of the remaining amount to Participant. The distribution of Common Shares described in Section 6 will be net of such Common Shares that are withheld to satisfy applicable taxes pursuant to this Section 10. In lieu of withholding Common Shares or netting the Required Withholding against the CIC Consideration otherwise due to Participant (as applicable), the Committee may, in its discretion, authorize the satisfaction of tax withholding by a cash payment to the Company or its Affiliate, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. The obligations of the Company under this Award will be conditioned on such satisfaction of the Required Withholding.
(b)Participant acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Participant to review with Participant’s own tax advisors the federal, state, and local tax consequences of this Award. Participant is relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their agents. Participant understands that Participant (and not the Company or its

Affiliates) shall be responsible for Participant’s own tax liability that may arise as a result of the Award.
11.ENTIRE AGREEMENT; GOVERNING LAW. The Plan and this Agreement constitute the entire agreement of the Company and Participant (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. THE PLAN AND THIS AGREEMENT ARE TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF DELAWARE TO THE RIGHTS AND DUTIES OF THE PARTIES. Should any provision of the Plan or this Agreement relating to the subject matter hereof be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
12.INTERPRETIVE MATTERS. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of this Award or this Agreement for construction or interpretation.
13.DISPUTE RESOLUTION. The provisions of this Section 13 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Participant) arising out of or relating to the Plan and this Agreement. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either Party by a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as both parties reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
14.RESTRICTIVE COVENANTS. In consideration for the grant of this Award, Participant hereby agrees to abide by the restrictive covenants set forth in Section 14 of the Plan.

15.AMENDMENT; WAIVER. This Agreement may be amended or modified only by means of a written document or documents signed by the Company and Participant. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
16.NOTICE. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, and addressed as applicable, if to the Company, at its corporate headquarters address, Attention: Stock Plan Administration, and if to Participant, at its address on file with the Company’s stock plan administration service provider.
17.CLAWBACK. Participant acknowledges and agrees that any portion of this Award may be subject to clawback as deemed appropriate by the Board pursuant to the Plan or any clawback policy of the Company. Participant hereby acknowledges and agrees in writing to the foregoing as a condition to receipt of this Award.
18.SECTION 409A. The award of RSUs is intended to be (i) exempt from Section 409A of the Code including, but not limited to, by reason of compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of this Agreement shall be administered, interpreted and construed accordingly. Notwithstanding anything herein to the contrary, if Participant is a “specified employee” as such term is defined in Section 409A of the Code, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A of the Code on account of separation from service (other than by reason of death) to Participant shall not be payable before the earlier of (i) the date that is 6 months after the date of Participant’s separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. To the extent required to comply with Section 409A of the Code, any amounts that would otherwise be payable hereunder upon an event described in Section 2(f) of the Plan as nonqualified deferred compensation within the meaning of Section 409A of the Code, such event shall not constitute a “Change in Control” under this Agreement unless and until such event constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment shall apply or be available to any person eligible for benefits under this Agreement.
19.ACKNOWLEDGMENTS. PARTICIPANT ACKNOWLEDGES AND AGREES THAT (A) THE SHARES SUBJECT TO THIS RSU AWARD SHALL VEST AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF PARTICIPANT’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THIS AGREEMENT, AND (B) NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF PARTICIPANT’S CONTINUOUS SERVICE. Participant acknowledges receipt of an electronic copy of this Agreement and the Plan and represents that he or she is familiar with the terms hereof and thereof. Participant has reviewed this Agreement and the Plan, has had an opportunity to obtain the advice of tax and legal counsel prior to accepting the Award and becoming bound by this Agreement, and understands all provisions of this Agreement and the Plan. Participant agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with Section 13 of this Agreement.

    QUANTA SERVICES, INC.

    By:     /s/ Earl C. (Duke) Austin, Jr.
        Earl C. (Duke) Austin, Jr.
        President and Chief Executive Officer

Participant acknowledges receipt of an electronic copy of the Plan and the Award Agreement, represents that he or she has reviewed and is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions of the Plan and the Award Agreement, agreeing to be bound thereby.
ACCEPTED:

Dated:            Signed:
                    [Participant Name]
Participant acknowledges receipt of an electronic copy of the Plan and the Award Agreement, represents that he or she has reviewed and is familiar with the terms and provisions thereof, and hereby rejects the Award.
REJECTED:

Dated:            Signed:
                    [Participant Name]